QuickLinks -- Click here to rapidly navigate through this document

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

6.50% Senior Notes due 2018	$150,000,000	99.959%	$149,938,500	$5,895.00

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $5,895.00

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-149510

Prospectus supplement to prospectus dated March 19, 2008

Packaging Corporation of America

$150,000,000

6.50 % Senior Notes due 2018

Packaging Corporation of America is offering a series of fixed rate senior notes that will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2008. The notes will bear interest at a rate equal to 6.50% per year, and will mature on March 15, 2018. The interest rate payable on the notes will be subject to adjustments from time to time if the debt ratings assigned to the notes are downgraded (or subsequently upgraded) as discussed under the caption "Description of the Notes—Interest Rate Adjustment." We may redeem some or all of the notes at any time at the redemption price discussed under the caption "Description of the Notes—Optional Redemption." If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the repurchase price discussed under the caption "Description of the Notes—Change of Control Triggering Event."

The notes will be senior obligations of our company and will rank equally with each other and all of our other unsecured senior indebtedness from time to time outstanding.

Investing in the notes involves risk. See "Risk Factors" beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	99.959%	$149,938,500
Underwriting discounts and commissions	0.650%	$975,000
Proceeds, before expenses, to Packaging Corporation of America	99.309%	$148,963,500

(1)
Plus accrued interest from March 25, 2008, if settlement occurs after that date.

The underwriters expect to deliver the notes to investors in book-entry only form through the facilities of The Depository Trust Company on or about March 25, 2008.

Joint Bookrunning Managers
Deutsche Bank Securities	JPMorgan

Co-Managers

Banc of America Securities LLC
BMO Capital Markets
National City Capital Markets
Wachovia Securities
Wedbush Morgan Securities Inc.
The Williams Capital Group, L.P.

The date of this prospectus supplement is March 19, 2008.

ABOUT THIS DOCUMENT

        This document consists of two parts. The first part is this prospectus supplement, which contains specific information about the terms of the notes. The second part is the accompanying prospectus, which provides a general description of debt securities we may offer from time to time, some of which may not apply to the notes. In the event the information in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

        References in this prospectus supplement to "PCA," "we," "us," and "our" are to Packaging Corporation of America and its consolidated subsidiaries, unless the context otherwise requires. When referring to the issuer of the notes, these terms refer only to Packaging Corporation of America.

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

        PCA is the sixth largest producer of containerboard and corrugated products in the United States in terms of production capacity. With 2007 net sales of $2.3 billion, PCA produced approximately 2.4 million tons of containerboard, of which about 80% was consumed in PCA's corrugated products manufacturing plants, 12% was sold to domestic customers and 8% was sold to the export market. Our corrugated products manufacturing plants sold about 31.2 billion square feet of corrugated products.

        In 2007, we produced 1.5 million tons of kraft linerboard at our mills located in Counce, Tennessee and Valdosta, Georgia, and 0.9 million tons of semi-chemical corrugating medium at our mills located in Tomahawk, Wisconsin and Filer City, Michigan. We currently lease the cutting rights to approximately 102,000 acres of timberland located near our Counce and Valdosta mills. We also have supply agreements on approximately 370,000 acres of timberland.

        Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes, and displays with strong visual appeal that help to merchandise the packaged product in retail locations. In addition, we are a large producer of meat boxes and wax-coated boxes for the agricultural industry.

        Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1900 West Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is www.packagingcorp.com. Information on our website should not be construed to be part of this prospectus supplement.

The Offering

Issuer	Packaging Corporation of America
Securities Offered	$150,000,000 aggregate principal amount of 6.50% senior notes due 2018.
Maturity Date	The notes mature on March 15, 2018.
Interest Rate	The notes will bear interest from March 25, 2008 at a rate equal to 6.50% per year.
Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2008.

Interest Rate Adjustment
The interest rate payable on the notes will be subject to adjustments from time to time if either of Moody's Investors Service Inc. and its successors ("Moody's") or Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., and its successors ("S&P"), or any Substitute Rating Agency (as defined in "Description of the Notes—Interest Rate Adjustment"), downgrades (or subsequently upgrades) the debt rating assigned to the notes. See "Description of the Notes—Interest Rate Adjustment."
Optional Redemption	The notes will be redeemable, in whole or from time to time in part, at our option on any date at a redemption price equal to the greater of:
	•	100% of the principal amount of the notes to be redeemed; and
•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus 50 basis points, plus, in the case of both the first and second bullet point above, accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date.
Change of Control Triggering Event
Upon a change of control triggering event, you will have the right to require us to repurchase your notes at a repurchase price equal to 101% of the principal amount of the notes repurchased plus any accrued and unpaid interest. See "Description of the Notes—Change of Control Triggering Event."
Ranking	The notes:
	•	are Packaging Corporation of America's unsecured and unsubordinated obligations;
	•	rank equally in right of payment with all of Packaging Corporation of America's existing and future unsecured and unsubordinated indebtedness;
	•	are senior to any of Packaging Corporation of America's future subordinated debt;

• are junior in right of payment to Packaging Corporation of America's existing and future secured creditors to the extent of assets securing that debt; and
• are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.
Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:
• incur debt secured by liens;
• engage in sale/leaseback transactions; or
• merge or consolidate with another entity.
For a more detailed discussion of these covenants, see "Description of Debt Securities—Covenants" in the accompanying prospectus.
Form and Denomination	The notes will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Use of Proceeds
We anticipate that we will receive approximately $148.4 million in net proceeds from the offering of the notes, after deducting underwriting discounts and commissions and other estimated expenses of the offering. These net proceeds, together with cash on hand, will be used to repay all of our outstanding 4 3/8% Senior Notes due 2008, together with all accrued and unpaid interest thereon. We currently intend to repay these notes and accrued and unpaid interest thereon on August 1, 2008, the maturity date of such notes. Prior to that date, we intend to invest the net proceeds of this offering in short-term interest-bearing obligations.
CUSIP	695156 AN9
ISIN	US695156AN93
Further Issues
The indenture does not limit the amount of debt securities that we may issue thereunder and provides that the debt securities may be issued from time to time in one or more series. We may from time to time issue additional debt securities of the same tenor, coupon and other terms as the notes, so that those additional debt securities and the notes offered hereby will form a single series.
Risk Factors	See "Risk Factors" beginning on page S-7 to read about important factors you should consider before investing in the notes.

Ratio of Earnings to Fixed Charges

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Years Ended December 31,
	2007	2006	2005	2004	2003
	Amounts in millions, except ratios
Ratio of Earnings to Fixed Charges	6.4x	4.9x	2.9x	3.6x	1.8x
Details of the specific calculations are set forth below:
	Years Ended December 31,
	2007	2006	2005	2004	2003
	Amounts in millions, except ratios
Earnings
Income (loss) before taxes	$267.9	$194.7	$88.0	$110.9	$(24.9)
Add: Fixed charges	49.4	49.3	46.0	42.5	133.9

Subtotal	317.3	244.0	134.0	153.4	109.0
Less: Capitalized interest	(1.0)	(0.5)	(0.8)	(0.5)	(0.3)

Total	$316.3	$243.5	$133.2	$152.9	$108.7

Fixed charges
Interest expense	$35.1	$36.0	$33.3	$31.0	$123.1
Capitalized interest	1.0	0.5	0.8	0.5	0.3
Interest portion of rent expense (1)	13.3	12.8	11.9	11.0	10.5

Total	49.4	49.3	46.0	42.5	133.9
2003 tender offer premium	—	—	—	—	(55.9)
2003 write-off of deferred financing fees	—	—	—	—	(17.4)

Fixed charges adjusted for 2003 refinancing charges	$49.4	$49.3	$46.0	$42.5	$60.6

Ratio of Earnings to Fixed Charges	6.4x	4.9x	2.9x	3.6x	1.8x

(1)
The interest portion of rent expense represents the estimated interest component of such rental payments.

        Earnings available for fixed charges represent earnings before income taxes and fixed charges excluding capitalized interest. Fixed charges represent: interest expense; amortization of a 2003 treasury lock settlement, debt discount and expenses; capitalized interest; and that portion of rental expense deemed to be the equivalent of interest.

RISK FACTORS

        You should carefully consider and evaluate the following risk factors and the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor's own particular circumstances or to investors generally.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

        The indenture governing the notes does not limit the amount of additional debt that we may incur. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, including the notes, will increase.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

        The notes are Packaging Corporation of America's obligations exclusively and not of any of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Holders of the notes will have subordinate claims against the assets of our subsidiaries as compared to the creditors of such subsidiaries. Accordingly, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. See "Description of the Notes—Ranking."

        In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries.

The notes will be subject to the prior claims of any secured creditors and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

        The notes are unsecured obligations, ranking equally with our other unsecured and unsubordinated indebtedness and effectively junior to any secured indebtedness we may incur. If we incur additional secured debt, our assets securing that indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

We have made only limited covenants in the indenture governing the notes.

        The indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries' ability to incur debt secured by liens and engage in sale/leaseback transactions. The limitations on incurring debt secured by liens and sale/leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See "Description of Debt Securities—Covenants" in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

We may not be able to repurchase all of the notes upon a change of control triggering event.

        As described under "Description of the Notes—Change of Control Triggering Event," we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

We may redeem your notes at our option, which may adversely affect your return.

        As described under "Description of the Notes—Optional Redemption," we have the right to redeem the notes in whole or from time to time in part. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There is no established trading market for the notes. If a trading market for the notes develops, it may not be liquid.

        There is currently no established trading market for the notes. We do not intend to list the notes on any national securities exchange. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make a market in notes and they may cease market-making activities at any time without notice. Further, we cannot provide assurances about the liquidity of any trading market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Any trading market for the notes that develops and any future trading prices of the notes may be affected by many factors, including:

  •
  prevailing interest rates;

  •
  our financial condition and results of operations;

  •
  the then-current ratings assigned to the notes;

  •
  the market for similar notes;

  •
  the time remaining to the maturity of the notes;

  •
  the outstanding amount of the notes; and

  •
  the terms related to optional redemption of the notes.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

        We currently expect that, before they are issued, the notes will be rated by at least two nationally recognized statistical rating organizations. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. We cannot provide assurances that the ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

        We anticipate that we will receive approximately $148.4 million in net proceeds from the offering of the notes, after deducting underwriting discounts and commissions and other estimated expenses of the offering. These net proceeds, together with cash on hand, will be used to repay all of our outstanding 4 3/8% Senior Notes due 2008, together with all accrued and unpaid interest thereon. We currently intend to repay these notes and accrued and unpaid interest thereon on August 1, 2008, the maturity date of such notes. Prior to that date, we intend to invest the net proceeds of this offering in short-term interest-bearing obligations.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007 and as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, debt and capitalization in the future.

	As of December 31, 2007
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$228.1	$222.0

Debt
Short-term debt
Receivables credit facility (a)	$109.0	$109.0
Long-term debt
Term loan	20.0	20.0
Revolving credit facility (b)	—	—
4 3/8% Senior Notes due 2008, net of discount (c)	149.9	—
5 3/4% Senior Notes due 2013, net of discount (d)	398.1	398.1
6.50% Senior Notes due 2018 offered hereby (e)	—	149.9
Other	0.2	0.2

Total long-term debt, including current maturities	568.2	568.2

Total debt	677.2	677.2

Stockholders' equity
Common stock (par value $.01 per share)	1.1	1.1
Additional paid in capital	432.9	432.9
Retained earnings	334.1	334.3
Accumulated other comprehensive income:
Unrealized gain on treasury lock, net	13.1	8.2
Unfunded employee benefit obligations, net	(20.3)	(20.3)
Cumulative foreign currency translation adjustments	0.0	0.0

Total accumulated other comprehensive income	(7.2)	(12.1)

Total stockholders' equity	760.9	756.2

Total capitalization	$1,438.1	$1,433.4

(a)
As of December 31, 2007, we had $41.0 million of availability under the receivables credit facility.

(b)
As of December 31, 2007, we had $80.6 million of availability under the revolving credit facility. The revolving credit facility expires in 2008. On February 29, 2008, we signed a non-binding commitment letter with a group of lenders to use their best efforts to arrange a new five-year revolving credit facility. The new facility would permit us to borrow up to $150.0 million, an increase from the $100.0 million maximum under our current revolving credit facility. Our obligation and the obligation of the lenders to enter into a new revolving credit facility is subject to a number of conditions, including the preparation of mutually acceptable documentation and obtaining commitments from a syndicate of lenders for the full $150.0 million.

(c)
Represents $150.0 million in aggregate principal amount, net of $0.1 million of discount.

(d)
Represents $400.0 million in aggregate principal amount, net of $1.9 million of discount.

(e)
Represents $150.0 million in aggregate principal amount, net of $0.1 million discount.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes offered by this prospectus supplement adds information to (and to the extent inconsistent therewith supersedes) the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities" in the accompanying prospectus. As used in this section, "PCA," "we," "us" and "our" refer to Packaging Corporation of America, the issuer of the notes. The notes offered by this prospectus supplement will be issued under an indenture, dated as of July 21, 2003, between us and U.S. Bank National Association, as trustee.

        We will issue the notes in an initial aggregate principal amount of $150,000,000, subject to reopening. The notes will mature on March 15, 2018. The notes will be issued in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

        The notes will bear interest from March 25, 2008, or from the most recent date to which interest has been paid or duly provided for, at a rate equal to 6.50% per year. Interest will be payable on the notes semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2008, to the person in whose name a note is registered at the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid. Interest with respect to the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        The principal of and premium, if any, and interest on the notes will be payable, and any notes in definitive certificated form may be surrendered for registration of transfer or exchange, at the office or agency maintained at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons in whose names notes are registered or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to The Depository Trust Company ("DTC"), or its nominee. No service charge shall be made for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        If any interest payment date, redemption date or maturity date of any of the notes is not a business day in The City of New York, then payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

        We will not be required to:

  •
  issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of that selection; or

  •
  register the transfer of or exchange any notes, or portion thereof, called for redemption, except for the unredeemed portion of any notes being redeemed in part.

Ranking

        The notes will be unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries had indebtedness and other liabilities of $139.8 million as of December 31, 2007. The notes will also be junior in right of payment to our existing and future secured creditors to the extent of our assets securing that indebtedness. See "Risk Factors."

Interest Rate Adjustment

        The interest rate payable on the notes will be subject to adjustments from time to time if either Moody's or S&P, or any Substitute Rating Agency (as defined below), downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

        If the rating of the notes from Moody's or any Substitute Rating Agency is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*
Including the equivalent ratings of any Substitute Rating Agency.

        If the rating of the notes from S&P or any Substitute Rating Agency is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*
Including the equivalent ratings of any Substitute Rating Agency.

        If at any time the interest rate on the notes has been adjusted upward and either Moody's or S&P (or either Substitute Rating Agency), as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the applicable percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody's or any Substitute Rating Agency subsequently increases its rating of the notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance. In addition, the interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated Baa1 and A- or higher by Moody's (or its equivalent, in the case of a Substitute Rating Agency) and S&P (or its equivalent, in the case of a Substitute Rating

Agency), respectively (or one of these ratings, if the notes are only rated by one rating agency).

        Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody's, S&P or any Substitute Rating Agency, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

        No adjustments in the interest rate of the notes shall be made solely as a result of a rating agency ceasing to provide a rating. If at any time less than two rating agencies provide a rating of the notes, we will use our commercially reasonable efforts to obtain a rating of the notes from another rating agency, to the extent one exists, and if another such rating agency rates the notes (such rating agency, a "Substitute Rating Agency"), for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody's or S&P, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on their date of issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one rating agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as no rating agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

        Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody's or S&P or any Substitute Rating Agency changes its rating of the notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease described above relating to such agency's action.

        If the interest rate payable on the notes is increased as described in this "—Interest Rate Adjustment," the term "interest," as used in this prospectus supplement, will be deemed to include any such additional interest unless the context otherwise requires.

Optional Redemption

        The notes will be redeemable, in whole or from time to time in part, at our option on any date at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, plus, in the case of both the first and second bullet point above, accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date.

        "Treasury Rate" means, with respect to any redemption date for the notes:

  •
  the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the final maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The Treasury Rate shall be calculated on the third business day preceding the applicable redemption date. As used in the immediately preceding sentence and in the definition of "Reference Treasury Dealer Quotations" below, the term "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

        "Comparable Treasury Issue" means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date for the notes, (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotation, (2) if the trustee obtains fewer than five but more than one Reference Treasury Dealer Quotations for the redemption date, the average of all such quotations or (3) if the trustee obtains only one Reference Treasury Dealer Quotation for the redemption date, that Reference Treasury Dealer Quotation.

        "Independent Investment Banker" means, with respect to any redemption date for the notes, Deutsche Bank Securities Inc. and its successors or J.P. Morgan Securities Inc. and its successors, whichever is selected by the trustee after consultation with us, or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States of America appointed by the trustee after consultation with us.

        "Reference Treasury Dealers" means, with respect to any redemption date for the notes, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. and their respective successors (provided, however, that if either firm or any successor, as the case may be, ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the trustee, after consultation with us, shall substitute therefor another Primary Treasury Dealer) and three other Primary Treasury Dealers selected by the trustee after consultation with us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed at such holder's registered address. If less than all the notes are to be redeemed at our option, the trustee will select, in such manner as it deems fair and appropriate, the notes (or portions thereof) to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

        Nothing in the indenture prohibits us from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

Change of Control Triggering Event

        If a Change of Control Triggering Event (as defined below) occurs, unless we have previously exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Triggering Event payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control being consummated on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

        On the Change of Control Triggering Event payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to our offer;

  •
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Triggering Event may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of a such an offer.

        We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below Investment Grade Rating Event" occurs if the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the "Trigger Period") commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Below Investment Grade Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

        "Change of Control" means the occurrence of any of the following:

  •
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any Person, other than us or one of our subsidiaries;

  •
  the adoption of a plan relating to our liquidation or dissolution;

  •
  the first day on which a majority of the members of our Board of Directors are not Continuing Directors;

  •
  the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; or

  •
  we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or any of the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all" there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies.

        "Person" has the meaning assigned to that term in Section 13(d)(3) of the Exchange Act.

        "Rating Agency" means (1) each of Moody's and S&P; and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization," within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us and that must be reasonably acceptable to the trustee under the indenture as a replacement agency for Moody's or S&P, as the case may be.

        "Voting Stock" means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or persons performing similar functions) of such Person.

Further Issues

        We may, from time to time, without notice to or the consent of the holders of the notes offered by this prospectus supplement, increase the principal amount of the notes and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes offered by this prospectus supplement, and such additional notes will form a single series with the notes offered by this prospectus supplement.

Book Entry; Delivery and Form

    Global Notes

        The certificates representing the notes will be represented by global notes issued in fully registered form without coupons, except in the limited circumstances described below. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global notes.

        All interests in the global notes will be subject to the procedures and requirements of DTC. Those interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC's book entry system, including Euroclear Bank S.A./NV, as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, société anonyme ("Clearstream Luxembourg").

    Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depository for the global notes or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and no successor depository for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  •
  we, in our sole discretion, but subject to the procedures of DTC, execute and deliver to the trustee an order to the effect that the global notes shall be so exchangeable; or

  •
  an Event of Default under the indenture governing the notes has occurred and is continuing with respect to the notes.

        Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

    Book Entry System

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Indirect access to DTC's book entry system is also available to others such as banks, brokers, dealers and trust companies ("indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors that are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        We expect that, upon the issuance of a global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants, including indirect participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC's procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable participants or indirect participants, including those of Euroclear and Clearstream Luxembourg.

        So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture. Except as described in this prospectus, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

        Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

    Trading

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC's rules and operating procedures and will be settled in same day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Any cross market transfer between participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

        Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following DTC's settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on DTC's settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

        Although we believe that DTC, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The information in this subsection "Book Entry; Delivery and Form" concerning DTC, Euroclear and Clearstream Luxembourg and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

        The following summary summarizes certain material United States federal income tax consequences of buying, owning and disposing of the notes by beneficial owners of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary below is limited to initial beneficial owners who hold the notes as capital assets (generally, property held for investment within the meaning of Section 1221 of the Code) and who purchase the notes at the "issue price" (as defined below).

        For purposes of this discussion, a "United States Holder" means a beneficial owner of a note other than a partnership that is, or is treated as, for United States federal income tax purposes:

  •
  a citizen or individual resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax on a net basis with respect to its worldwide income; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

        A "Non-United States Holder" means a beneficial owner of a note that is not a partnership and that is not a United States Holder.

        If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of a note, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors as to the particular United States federal income tax consequences to them.

        This summary does not discuss the particular United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or if such holder is subject to special rules under United States federal income tax laws. Special rules apply, for example, to:

  •
  some financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  brokers or dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge, straddle, "conversion transaction" or other integrated transaction;

  •
  United States Holders whose functional currency is not the United States dollar;

  •
  United States expatriates;

  •
  foreign corporations that are classified as "passive foreign investment companies" or "controlled foreign corporations" for United States federal income tax purposes;

  •
  partnerships or other flow-through entities; or

  •
  persons subject to the alternative minimum tax.

        This discussion does not address the tax consequences to Non-United States Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a United States trade or business. Such holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply.

        We have not sought and will not seek any rulings from the Internal Revenue Service ("IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any position would not be sustained.

        Prospective investors are advised to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules or the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

United States Holders

    Payments of Interest

        Interest paid on a note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder's method of accounting for United States federal income tax purposes. If the stated redemption price at maturity of a note exceeds the issue price of such note by more than a de minimis amount (as defined below), such note will be deemed to have original issue discount ("OID"). The "issue price" of a note will be the first price at which a substantial amount of the notes are sold to the public (i.e., excluding sales to any agent, wholesaler or similar persons), and the "stated redemption price at maturity" of a note is its principal amount. However, a note will not be deemed to have OID if its stated redemption price at maturity exceeds its issue price by less than a de minimis amount equal to one-fourth of one percent (0.25%) of its stated redemption price at maturity, multiplied by the number of full years to its maturity. If a note meets this de minimis exception, a United States Holder of that note is generally required to include the de minimis OID amount in income (as capital gain), as principal payments are made on the note, unless the United States Holder elects to apply the constant yield method which otherwise applies to an instrument with more than de minimis OID. If the OID on a note is more than de minimis, a United States Holder will be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on interest compounding and in advance of the cash payments attributable to the income. Since the issue price of the notes is expected to be at par or within the de minimis exception, the notes should not be considered to have OID.

    Potential Contingent Payment Debt Treatment

        In certain circumstances (upon an optional redemption or change of control put), we may be obligated to pay amounts in excess of stated interest or principal on the notes. In addition, if there is a downgrade in the credit rating assigned to the notes by Moody's, S&P or any Substitute Rating Agency (as defined above under "Description of the Notes—Interest Rate Adjustment"), we will, under certain circumstances, be obligated to pay additional interest on the notes. The obligation to make these payments may implicate the provisions of the United States Treasury Regulations relating to "contingent payment debt instruments." If the notes were deemed to be contingent payment debt instruments, a United States Holder would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a United States Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield.

        According to current United States Treasury Regulations, the possibility that we may pay such excess amounts in the event of an optional redemption will not be taken into account in determining whether the notes are deemed to be contingent payment debt instruments. However, the possibility that we may pay such excess amounts for a change of control put will not cause the notes to be treated as contingent payment debt instruments only if there is only a remote likelihood as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such change of control put payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination that this contingency is remote is binding on a United States Holder unless such United States Holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a United States Holder could differ materially and adversely from those discussed herein. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a United States Holder. If any additional payments are in fact made, United States Holders will be required to recognize such amounts as income.

        Under current United States Treasury Regulations, if a debt instrument provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency (other than a remote or incidental contingency), if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to apply, the yield and maturity of the debt instrument are determined by assuming that the payments will be made according to that payment schedule. We intend to take the position that it is significantly more likely than not that interest payments on the notes will be made at the original issue interest rates. Therefore, we do not intend to treat the potential payment of additional interest in the event of a ratings downgrade as part of the yield to maturity of any notes. Our determination is not, however, binding on the IRS, which could challenge this position. If such challenge were successful, the timing of income and the character of gain may be materially different. If any additional payments are in fact made, United States Holders will be required to recognize such amounts as income.

        The remainder of this disclosure assumes that it is significantly more likely than not that the payment of interest on the notes will be made at the original interest rates and the notes will not be treated as contingent payment debt instruments.

        United States Holders of the notes should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

    Sale, Exchange or Retirement of the Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the sum of the cash plus the fair market value of all other property received on the sale, exchange, retirement or other disposition and (ii) the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will equal the cost of the note to the United States Holder reduced by any principal payments received by the United States Holder and increased by any de minimis OID included in income pursuant to the election described above under "—Payments of Interest." For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under "—Payments of Interest" above. Gain or loss realized on the sale, exchange, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the note has been held for more than one year. Long-term capital gains of non-corporate United States Holders are eligible for reduced rates of taxation. The deductibility of any capital losses is subject to limitations.

    Backup Withholding and Information Reporting

        A non-corporate United States Holder generally will be subject to United States backup withholding at the applicable rate (currently up to 28%) with respect to interest, principal or premium, if any, paid on a note, and the proceeds from the sale, exchange, redemption or other disposition of a note, if the non-corporate United States Holder fails to furnish a correct taxpayer identification number ("TIN") to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Certain holders that are "exempt recipients" (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the payments of interest, principal, or premium to, and the proceeds of a sale, exchange, redemption or other disposition by, a United States Holder that is not an "exempt recipient" generally will be subject to information reporting requirements. Backup withholding is not an additional tax, and the amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Non-United States Holders

    Payments of Interest

        Interest paid on a note to a Non-United States Holder that is not engaged in a trade or business in the United States generally will not be subject to United States federal income tax provided that:

  •
  the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  •
  the Non-United States Holder is not a bank receiving certain types of interest and either

  (i)
  the Non-United States Holder certifies under penalties of perjury on IRS Form W-8BEN (or other suitable form) that it is not a United States person as defined in the Code, and provides its name and address,

  (ii)
  a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-United States Holder certifies under penalties of perjury that such a statement has been received from the Non-United States Holder and furnishes a copy to us; or

  (iii)
  the non-United States Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied.

        Interest paid to a Non-United States Holder not satisfying the conditions described above will be subject to United States withholding tax at a rate of 30 percent, unless an income tax treaty applies to reduce or eliminate withholding and the Non-United States Holder provides us with a properly executed IRS Form W-8BEN claiming the exemption. The certification requirements described above may require a Non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States TIN.

    Sale, Exchange or Retirement of the Notes

        Subject to the discussion below concerning backup withholding, any gain realized by a Non-United States Holder that is not engaged in a trade or business in the United States on the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax unless the Non-United States Holder is an individual who is present in the United Sates for 183 days or more in the taxable year of the disposition and certain other conditions are met.

    Backup Withholding and Information Reporting

        Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a Non-United States Holder of a note if the Non-United States Holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a Non-United States Holder of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a Non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the Non-United States Holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

        Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder's United States federal income tax liability or may be refunded, provided that the required information is furnished in a timely manner to the IRS.

    Estate Tax

        Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) may be subject to United States federal estate tax upon the individual's death unless, at such time:

  •
  the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

  •
  the income on the note is not effectively connected to the conduct by such individual of a trade or business in the United States.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, through its representatives Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., has severally agreed to purchase from us the principal amounts of notes listed opposite its name below:

Underwriters	Principal Amount of Notes
Deutsche Bank Securities Inc.	$60,000,000
J.P. Morgan Securities Inc.	60,000,000
Banc of America Securities LLC	5,000,000
BMO Capital Markets Corp.	5,000,000
NatCity Investments, Inc.	5,000,000
Wachovia Capital Markets, LLC	5,000,000
Wedbush Morgan Securities Inc.	5,000,000
The Williams Capital Group, L.P.	5,000,000

Total	$150,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.25% of the principal amount of the notes to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $600,000.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. In addition, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State other than:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriters; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has advised us that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The underwriters and their affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Mayer Brown LLP, Chicago, Illinois, and for the underwriters by Sidley Austin LLP, New York, New York.

PROSPECTUS

Packaging Corporation of America

Debt Securities

Packaging Corporation of America may offer from time to time, in one or more offerings, its debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in these securities.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

See "Risk Factors" on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2008.

About this Prospectus	i
Our Company	1
Risk Factors	1
Forward-Looking Statements	1
Use of Proceeds	2
Ratio of Earning to Fixed Charges	3
Description of Debt Securities	3
Plan of Distribution	16
Legal Matters	16
Experts	16
Where You Can Find More Information	16
Incorporation of Certain Information by Reference	16

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

        We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

        To understand the terms of our debt securities, you should carefully read this prospectus and the applicable prospectus supplement. Together, they give the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under "Where You Can Find More Information" below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC's website or at the SEC's Public Reference Room, each as described under "Where You Can Find More Information."

        The terms "PCA," "we," "us," and "our" as used in this prospectus refer to Packaging Corporation of America and its consolidated subsidiaries, unless the context otherwise requires. Packaging Corporation of America will be the issuer of the debt securities described in this prospectus. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

i

OUR COMPANY

        PCA is the sixth largest producer of containerboard and corrugated products in the United States in terms of production capacity. With 2007 net sales of $2.3 billion, PCA produced approximately 2.4 million tons of containerboard, of which about 80% was consumed in PCA's corrugated products manufacturing plants, 12% was sold to domestic customers and 8% was sold to the export market. Our corrugated products manufacturing plants sold about 31.2 billion square feet of corrugated products.

        In 2007, we produced 1.5 million tons of kraft linerboard at our mills located in Counce, Tennessee and Valdosta, Georgia, and 0.9 million tons of semi-chemical corrugating medium at our mills located in Tomahawk, Wisconsin and Filer City, Michigan. We currently lease the cutting rights to approximately 102,000 acres of timberland located near our Counce and Valdosta mills. We also have supply agreements on approximately 370,000 acres of timberland.

        Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes, and displays with strong visual appeal that help to merchandise the packaged product in retail locations. In addition, we are a large producer of meat boxes and wax-coated boxes for the agricultural industry.

        Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1900 West Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is www.packagingcorp.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

RISK FACTORS

        Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained and incorporated by reference in this prospectus that are not historical in nature may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by the words "will," "should," "anticipate," "believe," "expect," "intend," "estimate," "hope," or similar expressions. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. These factors, risks and uncertainties include the following:

  •
  the impact of general economic conditions;

  •
  containerboard and corrugated products general industry conditions, including competition, product supply and demand and product pricing;

  •
  fluctuations in wood fiber and recycled fiber costs;

  •
  fluctuations in purchased energy costs;

  •
  the possibility of interruptions or outages at our principal facilities; and

  •
  legislative or regulatory requirements, particularly concerning environmental matters.

        Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, we can give no assurances of the impact that they will have on our results of operations or financial condition. In view of these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. We expressly disclaim any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date on which those statements are made. For a discussion of other factors that may affect our business, you should read carefully the factors discussed under "Risk Factors" in our filings incorporated by reference into this prospectus. See "Risk Factors."

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for the repayment of indebtedness and for general corporate and working capital purposes. We may invest the net proceeds temporarily or apply them to repay short-term or revolving debt until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Years Ended December 31,
	2007	2006	2005	2004	2003
	Amounts in millions, except ratios
Ratio of Earnings to Fixed Charges	6.4x	4.9x	2.9x	3.6x	1.8x
Details of the specific calculations are set forth below:
	Years Ended December 31,
	2007	2006	2005	2004	2003
	Amounts in millions, except ratios
Earnings
Income (loss) before taxes	$267.9	$194.7	$88.0	$110.9	$(24.9)
Add: Fixed charges	49.4	49.3	46.0	42.5	133.9

Subtotal	317.3	244.0	134.0	153.4	109.0
Less: Capitalized interest	(1.0)	(0.5)	(0.8)	(0.5)	(0.3)

Total	$316.3	$243.5	$133.2	$152.9	$108.7

Fixed charges
Interest expense	$35.1	$36.0	$33.3	$31.0	$123.1
Capitalized interest	1.0	0.5	0.8	0.5	0.3
Interest portion of rent expense (1)	13.3	12.8	11.9	11.0	10.5

Total	49.4	49.3	46.0	42.5	133.9
2003 tender offer premium	—	—	—	—	(55.9)
2003 write-off of deferred financing fees	—	—	—	—	(17.4)

Fixed charges adjusted for 2003 refinancing charges	$49.4	$49.3	$46.0	$42.5	$60.6

Ratio of Earnings to Fixed Charges	6.4x	4.9x	2.9x	3.6x	1.8x

(1)
The interest portion of rent expense represents the estimated interest component of such rental payments.

        Earnings available for fixed charges represent earnings before income taxes and fixed charges excluding capitalized interest. Fixed charges represent interest expense; amortization of a 2003 treasury lock settlement, debt discount and expenses; capitalized interest and that portion of rental expense deemed to be the equivalent of interest.

DESCRIPTION OF DEBT SECURITIES

        The debt securities covered by this prospectus will be issued under an Indenture, dated as of July 21, 2003, between us and U.S. Bank National Association, as trustee (the "indenture"). As used in this section, "PCA," "we," "us" and "our" refer to Packaging Corporation of America, the issuer of the debt securities. We have summarized certain provisions of the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. In addition to the indenture described below, we may issue debt securities pursuant to another indenture or indentures to be entered into after the date of this prospectus. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        You should carefully read the summary below, the applicable prospectus supplements and the provisions of the indenture that may be important to you.

        For a summary of some of the defined terms used in the indenture, see "—Defined Terms."

General

        The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time in one or more series. Under the indenture, we may issue debt securities with terms different from those of debt securities that we have previously issued. We may issue additional amounts of a series of debt securities without the consent of the holders of that series. The different series of debt securities issued under the indenture may have different dates for payments, different rates of interest and be denominated in different currencies.

        The applicable prospectus supplement relating to a series of debt securities being offered will describe the specific terms of those debt securities, including the following:

  •
  the title of the debt securities;

  •
  the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of debt securities of a series;

  •
  whether we will issue the debt securities as registered securities, bearer securities or both, with or without coupons or both, and, if bearer securities will be issued, other terms with respect to bearer securities;

  •
  whether we will issue the debt securities in the form of global securities and, if so, the depositary for global securities and provisions for exchanging global securities;

  •
  any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

  •
  if other than the Borough of Manhattan, The City of New York, the place or places where payments on the debt securities will be payable, where the debt securities may be delivered for registration of transfer or exchange and where notices and demands may be served or published;

  •
  any provisions for redemption of the debt securities at our option;

  •
  any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

  •
  the denominations in which we will issue the debt securities, if other than $1,000 or any integral multiple thereof in the case of registered securities and $5,000 in the case of bearer securities;

  •
  the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the principal amount;

  •
  if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

  •
  any provision that would determine payments on the debt securities by reference to an index, formula or other method or methods;

  •
  any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities;

  •
  the application of any defeasance provisions to the debt securities;

  •
  whether any of the debt securities may be issued upon the exercise of warrants and the provisions for such exercise;

  •
  the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable, or the method used to determine or extend those dates;

  •
  whether we will pay any additional amounts on the debt securities and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

  •
  the identity of the trustee and the identities of the authenticating agent, security registrar and/or paying agent, if other than the trustee;

  •
  the persons to whom we will pay any interest on registered debt securities, if other than the persons in whose names the debt securities are registered on the regular record date and the manner in which, or the persons to whom, we will pay interest on any bearer debt securities, if other than upon presentation and surrender of the applicable coupons; and

  •
  any other material terms of the debt securities and any deletions from or modifications or additions to the indenture in respect of any series of debt securities.

        Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Covenants

        The indenture contains, among others, the following covenants. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. We will describe the specific covenants applicable to debt securities we issue in the applicable prospectus supplement.

        Limitations on Liens.    The indenture provides that we may not, and may not permit any Restricted Subsidiary to, create or suffer to exist any Lien to secure any Indebtedness of ours or any of our Subsidiaries upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any Restricted Subsidiary and owned by us or any

Restricted Subsidiary (whether such Principal Property, shares or evidences of indebtedness were owned as of the date of the indenture or thereafter acquired), without making, or causing such Restricted Subsidiary to make, effective provision to secure all of the debt securities issued under the indenture from time to time outstanding by such Lien, equally and ratably with, or prior to, any and all other Indebtedness thereby secured, so long as such Indebtedness is so secured, unless, after giving effect thereto, the sum of (a) the principal amount of Indebtedness secured by all Liens incurred after the date of the indenture to the extent the incurrence of such Indebtedness (i) did not require us or any Restricted Subsidiary to equally and ratably secure the debt securities or (ii) was not otherwise permitted by the next succeeding paragraph and (b) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the indenture (other than (i) the Attributable Value in respect of any such Sale and Leaseback Transactions the Net Available Proceeds from which are applied as set forth in the second bullet under "—Limitations on Sale and Leaseback Transactions" or (ii) the Attributable Value in respect of any Permitted Transactions (as defined under "—Limitations on Sale and Leaseback Transactions")), does not exceed 10% of our Consolidated Net Tangible Assets.

        The foregoing restrictions shall not apply to Indebtedness secured by Liens existing on the date of the indenture or to:

  •
  Liens on any property existing at the time of the acquisition thereof;

  •
  Liens on property of a person existing at the time such person is merged into, consolidated with or acquired by us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that such Lien as a result of such merger, consolidation, acquisition, sale, lease or other disposition is not extended to property owned by us or such Restricted Subsidiary immediately prior thereto;

  •
  Liens on property of a person existing at the time such person becomes a Restricted Subsidiary;

  •
  Liens securing Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

  •
  Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose (including purchase money security interests or money mortgages on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 180 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved;

  •
  Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that we must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to us or any of our Subsidiaries;

  •
  Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

  •
  Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's, repairmen's or customs' Liens and similar Liens arising in the ordinary course of business in respect of obligations not yet due or being contested in good faith;

  •
  Liens arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

  •
  Liens for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

  •
  Liens (including judgment Liens) arising from legal proceedings being contested in good faith;

  •
  Liens to secure Indebtedness on any Principal Property of joint ventures which constitute Restricted Subsidiaries in which we or a Restricted Subsidiary has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures; and

  •
  any extension, renewal, replacement or refunding of any Lien existing on the date of the indenture or referred to above, provided, however, that the principal amount of Indebtedness secured thereby and not otherwise authorized above shall not exceed the maximum amount of Indebtedness allowable under the applicable agreement evidencing such Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, at the time of such extension, renewal, replacement or refunding.

        Limitations on Sale and Leaseback Transactions.    The indenture provides that we may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

  •
  immediately prior to entering into such Sale and Leaseback Transaction, we or such Restricted Subsidiary would be entitled, pursuant to the section entitled "—Limitations on Liens," to issue, assume or guarantee Indebtedness secured by a Lien on such Principal Property in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction without equally and ratably securing the debt securities under the indenture; or

  •
  we or such Restricted Subsidiary shall apply, or cause to be applied, within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to (a) the acquisition of one or more Principal Properties or (b) the retirement of the debt securities or the repayment of other Indebtedness of ours or a Restricted Subsidiary (other than such Indebtedness owned by us or a Restricted Subsidiary) which, in the case of such Indebtedness of ours, is not subordinate and junior in right of payment to the prior payment of the debt securities.

        The foregoing restrictions will not apply to the following Sale and Leaseback Transactions (each, a "Permitted Transaction"):

  •
  a Sale and Leaseback Transaction providing for a lease for a term, including any renewal thereof, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued; or

  •
  a Sale and Leaseback Transaction that is entered into before, at the time of, or within 90 days after the later of the acquisition of the Principal Property or the completion of its construction; or

  •
  a Sale and Leaseback Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

  •
  a Sale and Leaseback Transaction between us or a Restricted Subsidiary and a joint venture in which we or a Restricted Subsidiary has an interest.

Consolidation, Merger and Sale of Assets

        The indenture provides that we shall not consolidate with or merge into any other person or sell, assign, transfer, lease or otherwise convey our properties and assets substantially as an entirety to any person unless:

  •
  we are the surviving entity or our successor is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America or any state thereof or the District of Columbia;

  •
  our successor shall expressly assume our obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the debt securities and the performance and observance of every covenant of the indenture on our part to be performed or observed;

  •
  immediately after giving effect to such transaction, no Event of Default or event that after notice or passage of time or both would be an Event of Default shall have occurred and be continuing;

  •
  if, as a result of any such transaction, our property or assets would become subject to a Lien which would not be permitted by the limitation on Liens contained in the indenture, we or our successor shall take those steps that are necessary to secure the debt securities issued under the indenture equally and ratably with Indebtedness secured by that Lien; and

  •
  we or our successor shall have delivered to the trustee the officer's certificate and opinion of counsel called for by the indenture.

        Upon any consolidation with or merger into any other person or any sale, assignment, transfer, lease or other conveyance of our properties and assets substantially as an entirety to any person, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, ours under the indenture and, in the event of any such sale, assignment, transfer or other conveyance, we, except in the case of a lease, shall be discharged of all obligations and covenants under the indenture and the debt securities and may be dissolved and liquidated.

Defined Terms

        Set forth below is a summary of some of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

        "Attributable Value" in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of:

  •
  the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease; and

  •
  the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by PCA, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

        "Consolidated Net Tangible Assets" means the aggregate amount of the assets (less applicable reserves and other properly deductible items) of us and our Subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendible beyond 12 months from that date at the option of the borrower) of us and our Subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of us and our Subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with accounting principles generally accepted in the United States of America.

        "Indebtedness" means (without duplication), with respect to any person:

  •
  every obligation of such person for money borrowed;

  •
  every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

  •
  every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; and

  •
  every obligation of the type referred to in the first through third bullets above of another person the payment of which such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause, to the extent such person has guaranteed or is responsible or liable for such obligations).

        "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

        "Net Available Proceeds" from any Sale and Leaseback Transaction by any person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Leaseback Transaction or received in any other noncash form) therefrom by such person, net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Leaseback Transaction; (b) all payments made by such person or its Subsidiaries on any Indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale and Leaseback Transaction; and (c) all distributions and other payments made to minority interest holders in Subsidiaries of such person or joint ventures as a result of such Sale and Leaseback Transaction.

        "Principal Property" means any real property or any permanent improvement thereon located in the United States owned by PCA or any of its Subsidiaries, including, without limitation, any (a) timber property or (b) warehouse, manufacturing or processing plant, building, structure or other facility (or any portion thereof, and any equipment located at or comprising a part of any such property) having a net book value, as of the date of determination, in excess of 1.0% of our Consolidated Net Tangible Assets.

        "Restricted Subsidiary" means any Subsidiary of PCA in which (a) PCA and its other Subsidiaries' aggregate investments in and advances to such Subsidiary exceed 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (b) PCA and its other Subsidiaries' proportionate share of the total assets of such Subsidiary exceeds 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (c) PCA and its other Subsidiaries' equity in the income from continuing operations before taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exceeds 10% of such income of PCA and its Subsidiaries consolidated for the most recently completed fiscal year.

        "Sale and Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any Principal Property that, more than 12 months after (a) the completion of the acquisition, construction, development or improvement of such Principal Property or (b) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property. The term of such arrangement, as of any date (the "measurement date"), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option without payment of a penalty.

        "Subsidiary" of any person means a person more than 50% of the outstanding voting interests in which are owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof.

Events of Default

        An "Event of Default" with respect to the debt securities of any series is defined in the indenture as being:

  •
  default in payment of any principal of or premium, if any, on any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of our common stock or other securities or property);

  •
  default in payment of any interest on any of the debt securities of that series when due and continuance of such default for a period of 30 days;

  •
  default by us in the performance, or breach by us, of any other covenant in the indenture or in any debt security of that series (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series) and continuance of that default for a period of 90 days after notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, as provided in the indenture;

  •
  default in the payment after the final maturity of any bond, note, debenture or other evidence of Indebtedness of us in an aggregate principal amount exceeding $30,000,000 (or the equivalent thereof in any other currency or currency unit), or default under any bond, note, debenture or other evidence of Indebtedness of us or under any Lien, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us, which results in the acceleration of such Indebtedness in an aggregate principal amount exceeding $30,000,000 (or the equivalent thereof in any other currency or currency unit), but only if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after notice to us, as provided in the indenture;

  •
  specified events of bankruptcy, insolvency or reorganization of us; or

  •
  any other Event of Default established for the debt securities of that series.

        The indenture permits us to delete, modify or add to the preceding Events of Default with respect to any series of debt securities, and an Event of Default with respect to a series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. Any additional or different Events of Default with respect to a particular series of debt securities will be described in the applicable prospectus supplement. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series (except for a default in the payment of principal, premium, if any, or interest) if the trustee in good faith determines it to be in the interest of the holders to do so.

        If an Event of Default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, or of such lesser amount as may be provided for in the debt securities of such series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. At any time after the debt securities of any series have been accelerated, but before a judgment or decree for payment of money due has been obtained, the holders of a majority of the aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. An Event of Default relating to our bankruptcy, insolvency or reorganization shall cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or holder of the debt securities. For information as to waiver of defaults, see "—Modification, Waivers and Meetings" below.

        The indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to the foregoing, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the debt securities of that series.

        No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

  •
  such holder previously has given written notice to the trustee of a continuing Event of Default with respect to debt securities of that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute such proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with such request;

  •
  in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate such proceeding; and

  •
  during such 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request.

        Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such debt security on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Modification, Waivers and Meetings

        The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture that is affected by the modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of such series or the rights of the holders of the debt securities of such series under the indenture, provided that no such modification or amendment shall, among other things:

  •
  change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities;

  •
  reduce the principal amount of any debt securities or any premium on any debt securities;

  •
  reduce the rate of interest (or modify the calculation of such rate) on any debt securities;

  •
  reduce the principal amount payable upon redemption at our option or at the option of the holder;

  •
  reduce the amount of the principal of any original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity or the amount thereof provable in bankruptcy;

  •
  adversely affect the right of repayment at the option of any holder;

  •
  change any place where, or the currency in which, any debt securities are payable;

  •
  impair the holder's right to institute suit to enforce the payment of any debt securities when due; or

  •
  reduce the percentage in principal amount of debt securities of any series issued under the indenture the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities, without in each such case obtaining the consent of the holder of each outstanding debt security issued under the indenture so affected.

        The indenture also contains provisions permitting us and the trustee, without notice to or the consent of the holders of any debt securities issued thereunder, to modify or amend the indenture in order to, among other things:

  •
  add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us with respect to all or any series of debt securities issued under the indenture;

  •
  add any additional Events of Default with respect to all or any series of debt securities issued under the indenture;

  •
  establish the form or terms of debt securities of any series and of any related coupons;

  •
  cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with other provisions or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder;

  •
  evidence the succession of another person to us and the assumption by any such successor of the covenants of us contained in the indenture and the debt securities;

  •
  secure the debt securities;

  •
  qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  amend or supplement any provision contained in the indenture or in any supplement thereto or in any debt securities, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision;

  •
  add to or change any of the provisions of the indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of, or any premium or interest on, debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be exchanged for bearer debt securities of other authorized denominations or to permit or facilitate the issuance of debt securities in uncertificated or global form, provided any such action shall not adversely affect the interests of the holders of debt securities of any series;

  •
  evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance and/or satisfaction and discharge of any series of debt securities, provided that any such action shall not adversely affect the interests of any holder of a debt security of such series or any other debt security in any material respect;

  •
  make provisions with respect to conversion or exchange rights of holders of debt securities of any series; or

  •
  in the case of any series of debt securities which are convertible into or exchangeable for our common stock or other securities or property, safeguard or provide for the conversion or exchange rights, as the case may be, of such debt securities in the event of any reclassification or change of outstanding shares of our common stock or any merger, consolidation, statutory share exchange or combination of us with or into another person or any sale, transfer, disposition or other conveyance of all or substantially all of our properties and assets to any other person or other similar transactions, if expressly required by the terms of such series of debt securities.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive our compliance with certain restrictive provisions of the indenture, including the covenants described above under "—Covenants—Limitations on Liens" and "—Limitations on Sale and Leaseback Transactions." The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any debt securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

        The indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the trustee and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the indenture expressly provides may be made, given or taken by the holders of a specified percentage, other than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not such holders were present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.

        In determining whether the holders of the requisite principal amount of the outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, any debt security of that series owned by us or any other obligor on such debt securities or any of our affiliates or such other obligor will be deemed not to be outstanding.

Defeasance and Covenant Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest and any other sums due to the stated maturity date of the debt securities, then at our option:

  •
  we will be discharged from our obligations with respect to the debt securities; or

  •
  we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

        If this happens, the holders of the debt securities will not be entitled to the benefits of the indenture, except for registration of transfer and exchange thereof, and replacement of those that are lost, stolen or mutilated. These holders may look only to those deposited funds or obligations for payment.

        We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes.

Governing Law

        The indenture is, and the debt securities will be, governed by the laws of the State of New York.

Trustee

        U.S. Bank National Association is the trustee under the indenture.

PLAN OF DISTRIBUTION

        We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  through underwriters, brokers or dealers; or

  •
  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

        The validity of the debt securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Mayer Brown LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Packaging Corporation of America appearing in Packaging Corporation of America's Annual Report (Form 10-K) for the fiscal year ended December 31, 2007 (including Schedule II appearing therein) and the effectiveness of Packaging Corporation of America's internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC's Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov. This website address is not intended to be an active link.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

  •
  our Current Report on Form 8-K, filed on February 22, 2008.

        We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Kent A. Pflederer, Packaging Corporation of America, 1900 West Field Court, Lake Forest, Illinois 60045, (847) 482-3000.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

Prospectus Supplement

Prospectus

Packaging Corporation of America

$150,000,000

6.50 % Senior Notes due 2018

Joint Bookrunning Managers

Deutsche Bank Securities        JPMorgan

Co-Managers

    Banc of America Securities LLC

        BMO Capital Markets

            National City Capital Markets

                Wachovia Securities

                    Wedbush Morgan Securities Inc.

                        The Williams Capital Group, L.P.

Prospectus Supplement

March 19, 2008

QuickLinks

  Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-149510
ABOUT THIS DOCUMENT
SUMMARY
Our Company
The Offering
Ratio of Earnings to Fixed Charges
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS

ABOUT THIS PROSPECTUS
OUR COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE